Exhibit 10.3

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2021 by and among Viasat, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule I hereto and any additional investor that becomes a party to this Agreement in accordance with the terms hereof. Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Share Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Company is party to that certain Share Purchase Agreement, dated as of the date hereof (as it may be amended from time to time by the parties thereto, the “Share Purchase Agreement”), by and among the Company and the entities and individuals set forth in Schedule 1 thereto (the “Sellers”), pursuant to which the Sellers will sell to the Company the entire issued and outstanding share capital of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (the “Target”), in exchange for the right to receive cash consideration and a number of Purchaser Shares as set forth in the Share Purchase Agreement (the “Transaction”), all upon the terms and subject to the conditions set forth in the Share Purchase Agreement.

WHEREAS, as a result of the consummation of the transactions contemplated by the Share Purchase Agreement (the “Closing”), each of the Investor Sellers, each of which is currently a stockholder of the Target, will become a stockholder of the Company and will cease to be a stockholder of the Target.

WHEREAS, in connection with the transactions contemplated by the Share Purchase Agreement, the parties hereto desire to enter into this Agreement, to be effective upon the consummation of the Transaction.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) (x) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its subsidiaries that would result in any Person or Group Beneficially Owning fifty percent (50%) or more in interest of the total outstanding equity securities of the Company or any of its subsidiaries (measured by voting power or economic interest), or (y) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning fifty percent (50%) or more in interest of the total outstanding equity securities of the Company or any of its subsidiaries (measured by voting power or economic interest), or (z) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries that would result in the stockholders of the Company immediately preceding such transaction (the “Pre-Transaction Stockholders”) Beneficially Owning less than fifty percent (50%) in interest of the total outstanding equity securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); (ii) any sale, transfer or other disposition of business(es) or assets that constitute fifty percent (50%) or more of the consolidated assets or revenues of the Company; or (iii) any liquidation or dissolution of the Company.

(c) “Activist Stockholder” shall mean, as of any date of determination, a Person (other than the Investor Stockholders and their Affiliates) that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three-year period immediately preceding such date of determination (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person, or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

(d) “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. “Affiliate” with respect to the Investor Stockholders shall not include the Company or its subsidiaries. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Apax Funds” shall mean (i) Apax IX USD Co-Investment L.P., (ii) Apax IX USD L.P., (iii) Apax IX EUR L.P. and (iv) Apax IX EUR Co-Investment L.P.

(f) “Apax Stockholders” shall mean Triton LuxTopHolding SARL together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 3.

(g) “Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

(h) “Board” shall mean the Board of Directors of the Company.

(i) “Company Competitor” shall mean those competitors of the Company identified on Schedule III to this Agreement.

(j) “Company Organizational Documents” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 26, 2000, and the Second Amended and Restated Bylaws of the Company, effective as of December 2, 2012, in each case as may be amended, supplemented, restated or otherwise modified from time to time, including pursuant to the Purchaser Charter Amendment to be filed on or prior to the date of the Closing.

(k) “Confidential Information” shall mean all non-public information (irrespective of the form of communication, and irrespective of whether obtained prior to, on or after the date hereof) obtained by or on behalf of the Investor Stockholders or their Representatives from the Company or its Representatives, in connection with the Beneficial Ownership of Purchaser Shares or through the rights granted pursuant to this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by the Investor Stockholders or their Representatives, (ii) was or becomes available to the Investor Stockholders or their Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided, that the source thereof is not bound by an obligation of confidentiality with respect to such information, (iii) is independently developed by the Investor Stockholders or their Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder and (iv) is obtained by, or is available to, an Investor Director in his or her capacity as such and which is not shared with any Investor Stockholder or their Representatives (other than any other Investor Director in his or her capacity as such).

(l) “CPPIB Stockholders” shall mean CPP Investment Board Private Holdings (4) Inc. together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 3.

(m) “Director” shall mean a member of the Board of Directors of the Company.

(n) “Excluded Matter” shall mean (i) the issuance of Purchaser Shares in connection with any merger, consolidation or business combination of the Company, (ii) any action, proposal or matter related to Acquisition Proposal, (iii) any action, proposal or matter related to Acquisition Transaction, (iv) any Adverse Effect Matter or (v) the issuance of Purchaser Shares or other securities of the Company (including securities convertible into or exercisable for Purchaser Shares) for which a stockholder vote is required under Nasdaq Rules 5635(a), 5635(b) or 5635(d) or NYSE Rules 312.03(b) or 312.03(c) (or any successor or equivalent provisions).

(o) “Governance Committee” shall mean the Nomination, Evaluation and Corporate Governance Committee of the Board.

(p) “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder.

(q) “Group Member” shall mean, with respect to any specified Person, any Affiliate of the specified Person that, directly or indirectly, is controlled by, or controls, the specified Person and includes any Person with respect to which the specified Person is a direct or indirect subsidiary.

(r) “Investor Director” shall mean the persons listed on Schedule II hereto, or any other Director collectively designated by the Investor Stockholders in accordance with the terms hereof.

(s) “Investor Stockholder” shall mean any of the Apax Stockholders, CPPIB Stockholders, OTPP Stockholders and Warburg Stockholders.

(t) “Lock-Up Period” shall mean the period beginning on the Closing and ending on the date that is one hundred eighty (180) days after the date of the Closing.

(u) “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by law and do not conflict with the terms of this Agreement) reasonably necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Purchaser Shares, (ii) executing agreements and instruments, (iii) causing the members of the Board to take such actions (to the extent allowed by Delaware law) and/or (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.

(v) “OTPP Stockholders” shall mean 2684343 Ontario Limited together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 3.

(w) “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate of such Person (provided that any subsequent event, change in circumstance or transaction that would result in such Permitted Transferee no longer being an Affiliate of such Person shall constitute a subsequent Transfer that shall be subject to the requirements of this Agreement), (ii) with respect to any Person that is an investment fund, vehicle or similar entity, any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Investor Stockholder or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee), (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Purchaser Shares. In no event shall any Prohibited Transferee or any of its Affiliates constitute a Permitted Transferee and (iv) with respect to WP Triton Co-Invest LP, Pretzel Logic BV or any Affiliate thereof (the “WP Transferee”).

(x) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(y) “Prohibited Transferee” shall mean any Person who, to the knowledge of the Investor Stockholders, is (i) a Company Competitor, (ii) an Activist Stockholder, (iii) a Person who at the time of such Transfer Beneficially Owns more than five percent (5%) of the then issued and outstanding Purchaser Shares, or (iv) a Person who, immediately following such Transfer, would Beneficially Own more than five percent (5%) of the then issued and outstanding Purchaser Shares; provided, that the foregoing sub-sections (iii) and (iv) shall not apply to any Person that has filed, or has a current obligation to file, a report on Schedule 13G with the SEC in respect of its ownership of any class of equity securities of the Company.

(z) “Significant Holder Period” shall mean the period beginning on the date of the Closing and ending on the first Business Day following the latest of the date on which (i)(x) for purposes of Section 5 only, the Investor Stockholders collectively Beneficially Own a number of Purchaser Shares less than fifteen percent (15)% of the then issued and outstanding Purchaser Shares, or (y) for all other purposes of this Agreement, the Investor Stockholders collectively Beneficially Own a number of Purchaser Shares less than ten percent (10)% of the then issued and outstanding Purchaser Shares, and (ii) the Investor Stockholders no longer have the right, under Section 2(a) of this Agreement, to designate an individual for election to the Board.

(aa) “Standstill Parties” means (i) with respect to the CPPIB Stockholders, the “Direct Private Equity group” of the Canada Pension Plan Investment Board (“CPP Investments”), including any bona fide successor groups of the Direct Private Equity group that result from any of CPP Investments’ internal reorganization or group or department name change, (ii) with respect to the OTPP Stockholders, the “Private Capital group” of the Ontario Teachers’ Pension Plan Board (“OTPPB”), including any bona fide successor groups of the Private Capital group that result from any of OTPPB’s internal reorganization or group or department name change, (iii) with respect to the Warburg Stockholders, the Warburg Funds and (iv) with respect to the Apax Stockholders, the Apax Funds. Notwithstanding anything to the contrary in this Agreement, no “portfolio company” (as such term is customarily used in the private equity industry), of any Investor Stockholder or Standstill Party, or any entity that is controlled by a “portfolio company” of an Investor Stockholder or Standstill Party, shall be a Standstill Party or otherwise subject to Section 5.

(bb) “Standstill Period” shall mean the period beginning on the date of the Closing and ending on the date which is the later of (i) the second anniversary of the Closing and (ii) three (3) months following the end of the Significant Holder Period.

(cc) “Warburg Funds” shall mean (i) Warburg Pincus (Callisto) Global Growth (Cayman), L.P., (ii) Warburg Pincus (Europa) Global Growth (Cayman), L.P., (iii) Warburg Pincus Global Growth-B (Cayman), L.P., (iv) Warburg Pincus Global Growth-E (Cayman), L.P., (v) Warburg Pincus Global Growth Partners (Cayman), L.P. and (vi) WP Global Growth Partners (Cayman), L.P.

(dd) “Warburg Stockholders” shall mean WP Triton Co-Invest, L.P. together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 3.

2. Board of Directors; Adverse Actions.

(a) Designees.

(i) The Company will take all Necessary Action such that, as of the Closing, the Investor Directors listed in Schedule II (or such persons or replacements as may be approved in accordance with the proviso in Section 2(a)(ii)) shall be appointed to the Board to serve in such classes indicated on Schedule II.

(ii) Subject to the terms and conditions of this Agreement, from and after the date of the Closing, in connection with each annual or special meeting of stockholders of the Company at which any Investor Director is to be elected, re-elected or replaced (each such annual or special meeting, an “Election Meeting”), the Investor Stockholders collectively shall have the right (but not the obligation) to designate for nomination (A) two (2) individuals to the Board during any time that the Investor Stockholders collectively Beneficially Own, and have collectively Beneficially Owned at all times from the date of the Closing through such Election Meeting, at least twenty-five percent (25%) of the then issued and outstanding Purchaser Shares or (B) one (1) individual to the Board during any time that the Investor Stockholders collectively Beneficially Own, and have collectively Beneficially Owned at all times from the date of the Closing through such Election Meeting, at least fifteen percent (15%) of the then issued and outstanding Purchaser Shares (any such nominee under the foregoing clauses (A) and (B), an “Investor Nominee”); provided, however, that (other than with respect to the individuals set forth on Schedule II so long as such individuals have delivered updated director questionnaires to the Company and there have been no material changes from the initial questionnaires delivered to the Company) before any Investor Nominee will be included in the Board’s slate of nominees submitted to the stockholders for election as a member of the Board at the Election Meeting, the Governance Committee must (acting in good faith) consent to his or her nomination, such consent not to be unreasonably withheld. In each case, any individual designated for nomination to the Board by the Investor Stockholders (x) must qualify as “independent” under the rules of any national securities exchange on which the Purchaser Shares are listed (but, for clarity, is not required to be “independent” in accordance with the rules and regulations of the SEC as the same apply to audit committee members) and (y) shall not be a Representative of any Company Competitor or its Affiliates (collectively, (x) and (y) the “Designee Qualifications”).

(iii) In advance of each Election Meeting, the Investor Stockholders shall give written notice (the “Initial Notice”) to the Governance Committee of any Investor Nominees no later than the date that is ninety (90) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders, which Initial Notice shall include all information regarding any Investor Nominee that is required by applicable law, the Company Organizational Documents, the rules and regulations of the SEC and the listing standards of any national securities exchange on which the Purchaser Shares are listed. For a period of thirty (30) days following the

Governance Committee’s receipt of the Initial Notice (the “Initial Review Period”), the Investor Stockholders shall (A) provide, or cause each Investor Nominee to provide, such information about the Investor Nominee as reasonably requested by the Governance Committee and (B) cause each Investor Nominee to be available for interviews and discussions with the Governance Committee as reasonably requested by the Governance Committee.

(iv) If the Governance Committee consents to the nomination of an Investor Nominee by the end of the Initial Review Period, the Company shall take Necessary Action to ensure that: (A) such Investor Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each Election Meeting; and (B) such Investor Nominee is included in the proxy statement prepared by the Company in connection with soliciting proxies for the Election Meeting, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board in lieu of an Election Meeting. The Company shall use its reasonable best efforts to cause the election of such individual to the Board; provided, that, the Company shall not be required, pursuant to this sentence, to use any greater standard of efforts than the Company utilizes with respect to the election of its director nominees other than the Investor Nominees.

(v) If the Governance Committee (acting in good faith) does not provide its consent to the nomination of an Investor Nominee, then the Investor Stockholders shall have the right to designate an alternative person to be nominated for election by the Board (the “Alternate Nominee”) by giving written notice to the Company within fifteen (15) days after the expiration of the Initial Review Period, which notice shall include all information regarding the Alternate Nominee that is required by applicable law, the Company Organizational Documents, the rules and regulations of the SEC and the listing standards of any national securities exchange on which the Purchaser Shares are listed. For a period of fifteen (15) days from the date of receipt of the Investor Stockholders’ written notice proposing the Alternate Nominee (the “Second Review Period”), the Investor Stockholders will (A) provide such additional information about the Alternate Nominee as reasonably requested by the Governance Committee and (B) cause the Alternate Nominee to be available for interviews and discussions with the Governance Committee.

(vi) If the Governance Committee consents to the nomination of an Alternate Nominee by the end of the Second Review Period, the Company shall take Necessary Action to ensure that: (A) such Alternate Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each Election Meeting; and (B) such Alternate Nominee is included in the proxy statement prepared by the Company in connection with soliciting proxies for the Election Meeting, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board in lieu of an Election Meeting. If the Governance Committee (acting in good faith) does not provide its consent to the Alternative Nominee within fifteen (15) days of the end of the Second Review Period, then the process for the Alternative Nominee contemplated by this Section 2(a)(vi) shall be repeated (mutantis mutandis) until a designee of the Investor Stockholders is appointed as the Investor Director.

(vii) The Company shall cooperate in good faith with the Investor Stockholders to identify and pre-clear Investor Nominees and Alternate Nominees, as the case may be, in advance of deadlines contained herein and take such other actions as reasonably requested by the Investor Stockholders to assist the Investor Stockholders in submitting Investor Nominees or Alternate Nominees, as the case may be, who may obtain the requisite consent required by the Governance Committee.

(b) Removal; Resignation. No Investor Director may be removed from the Board other than for cause unless such removal is directed or approved by the Investor Stockholders, other than the removal of any Investor Directors in excess of the number of Investor Nominees the Investor Stockholders are then entitled to designate pursuant to Section 2(a)(ii) if the Investor Stockholders fail to promptly remove such Investor Directors from office. Any Investor Director may resign at any time upon notice to the Company. If the Investor Stockholders notify the Company that the Investor Stockholders desire to remove such Investor Director previously designated by the Investor Stockholders, with or without cause, then the parties shall take Necessary Action to cause such removal of such Investor Director, including voting all Purchaser Shares in favor of, or executing a written consent authorizing, such removal. If at any time the number of Investor Directors serving on the Board exceeds the number of Investor Nominees that Investor Stockholders are then entitled to designate pursuant to Section 2(a)(ii), then unless otherwise requested by the Board by action of the non-Investor Directors (and consented to by the Investor Stockholders), the Investor Stockholders shall use their respective reasonable best efforts to promptly remove from office or cause to resign such number of Investor Director(s) as they are no longer entitled to designate.

(c) Vacancies.

(i) In the event (x) that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any Investor Director or (y) any Investor Nominee fails to be elected to the Board at any annual or special meeting of the stockholders of the Company at which such Investor Nominee stood for election but was nevertheless not elected, the Company shall provide notice of the same to the Investor Stockholders within ten (10) days of such vacancy or failure to be elected. Unless the Investor Stockholders are not entitled to designate an Investor Nominee pursuant to Section 2(a)(ii), the Investor Stockholders collectively shall be entitled to designate another Investor Nominee (to be appointed to the same class as the vacancy or to which the non-elected Director was to be appointed, as applicable) by giving written notice to the Governance Committee within thirty (30) days of the date the Investor Stockholders receive such notification of the vacancy or failure to be elected from the Company (the “Initial Replacement Review Period”), such notice to the Company to include all information regarding the proposed successor that is required by applicable law, the Company Organizational Documents, the rules and regulations of the SEC and the listing standards of any national securities exchange on which the Purchaser Shares are listed, provided, however, that, before such successor will be appointed to fill such vacancy, the Governance Committee of the Board must (acting in good faith) consent to his or her appointment, such consent not to be unreasonably withheld. Any successor that is appointed pursuant to this Section 2(c) shall have the right to serve until his or her class is up for re-election, or until his or her successor is elected and duly qualified. If the Governance Committee (acting in good faith) does not provide its consent within the Initial Replacement Review Period, then the Investor Stockholders collectively shall have the right to designate an alternative person (the “Alternative Replacement Nominee”) by giving written notice to the Company within fifteen (15) days after the expiration of the Initial Replacement Review Period, which notice shall include all information regarding the Alternate Replacement Nominee that is required by applicable law, the Company Organizational Documents, the rules and regulations of the SEC and the listing standards of any national securities exchange on which the Purchaser Shares are listed. If the Governance Committee (acting in good faith) does not provide its consent (not to be unreasonably withheld) to the Alternative Replacement Nominee within thirty (30) days of receipt of his or her designation from the Investor Stockholders, then the process for designating another Alternative Replacement Nominee contemplated by this Section 2(c)(ii) shall be repeated (mutantis mutandis) until a designee of the Investor Stockholders is appointed as the replacement Director.

(ii) If at any time the Investor Stockholders have designated fewer than the total number of individuals that the Investor Stockholders are then entitled to designate pursuant to Section 2(a), the Investor Stockholders shall have the right (but not the obligation) to designate such number of additional individuals meeting the Designee Qualifications that the Investor Stockholders are entitled to designate, in which case, any individuals nominated by or at the direction of the Board or the Governance

Committee for election as Directors to fill any vacancy or newly created directorships on the Board shall, subject to approval of such designees by the Governance Committee (acting in good faith) (such approval not to be unreasonably withheld), include such designees, and the Company shall take all Necessary Action to effect the election of such additional designees, whether by increasing the size of the Board, causing the election of such additional designees to fill any vacancies, or otherwise.

(d) Committees. For so long as the Investor Stockholders have the ability pursuant to Section 2(a) to designate for nomination at least one (1) Investor Nominee, the Investor Stockholders shall have, to the extent permitted by applicable law, subject to the rules of any national securities exchange on which the Purchaser Shares are listed and in compliance with all other applicable laws, rules and regulations, and subject to the requirements of the Company Organizational Documents, the right, but not the obligation, to designate (i) one Investor Director to serve on the Compensation and Human Resource Committee (or any successor committee) and (ii) one Investor Director to serve on at least one (1) other standing committee of the Board (the “Additional Committee(s)”), provided, that such Additional Committee(s) shall be determined as recommended by the Governance Committee and approved by a majority of the Directors, other than the Investor Directors.

(e) Expenses; D&O Insurance. Any Director who is nominated pursuant to the terms of this Agreement shall be entitled to (i) the same fees and compensation that are paid to other non-employee Directors for their service on the Board or service on any standing committee of the Board to which such Director is appointed (but excluding any additional fees and compensation paid to a non-employee Director in his or her capacity as the chairperson of the Board or of any committee thereof), (ii) the same reimbursement for reasonable travel and other expenses paid to other non-employee Directors incurred in connection with his or her duties as a Director, including any service on any committee of the Board, and (iii) the same indemnification and exculpation rights provided to other non-employee Directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance to the same extent it indemnifies and provides insurance for other non-employee Directors.

(f) Adverse Actions. The Company shall not amend its Company Organizational Documents, each in effect as of the date of the Share Purchase Agreement, in any manner that would (i) materially, disproportionately and adversely affect the rights of any Investor Stockholders thereunder (in its capacity as a stockholder of the Company) or the Investor Stockholders collectively (in their capacity as stockholders of the Company), it being understood that any amendment that applies to all holders of common stock of the Company proportionately shall be permitted under this clause (i), or (ii) adversely affect the rights of the Investor Stockholders hereunder (each of (i) and (ii), the “Adverse Effect Matters”).

3. Transfers of Purchaser Shares. The right of the Investor Stockholders to directly or indirectly, in any single transaction or series of related transactions, sell, assign, convey, gift, distribute, dispose, pledge, hypothecate, encumber or otherwise transfer (or enter into any contract, understanding or other obligation regarding the future sale, assignment, conveyance, gift, pledge, distribution, disposition, pledge, hypothecation, encumbrance or transfer of) (each, a “Transfer”) any Purchaser Shares, whether voluntary or involuntary or by operation of law, including the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Purchaser Shares or interest in Purchaser Shares, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Purchaser Shares, in cash or otherwise, is subject to the restrictions set forth in this Section 3. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or any local custodian or transfer agent.

(a) Lock-Up. Until the expiration of the Lock-Up Period, no Investor Stockholder shall, directly or indirectly, in any single transaction or series of related transactions, Transfer any Purchaser Shares without the prior written consent of the Company, other than the following Transfers (each, a “Lock-Up Period Permitted Transfer”):

(i) a Transfer of Purchaser Shares in response to a tender or exchange offer by any Person or a merger, stock sale, consolidation or other business combination of the Company, in each case, that has been approved or recommended by the Board;

(ii) a Transfer of Purchaser Shares to the Company or a subsidiary of the Company;

(iii) a Transfer of Purchaser Shares to a Permitted Transferee, provided, that such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

(iv) a Transfer in connection with a margin loan or other similar arrangement and any Transfer in connection with any foreclosures on any pledge relating to a margin loan (or Transfers subsequent to such foreclosure); and

(v) a Transfer required by law.

(b) Other Transfer Restrictions. Following the Lock-Up Period each Investor Stockholder shall be entitled to Transfer any of its Purchaser Shares in its sole discretion, provided, that, during the Significant Holder Period, an Investor Stockholder shall not, directly or indirectly, in any single transaction or series of related transactions, Transfer any Purchaser Shares:

(i) to a Permitted Transferee that is an Affiliate of an Investor Stockholder or is the WP Transferee, unless such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be bound by the terms of this Agreement as if such Permitted Transferee was an original party hereto;

(ii) other than in accordance with all applicable laws; or

(iii) to a Prohibited Transferee or any known (to the Investor Stockholder) Affiliate thereof; provided, that such restriction shall not apply to Transfers (A) into the public market pursuant to the registration rights contained in the Registration Rights Agreement, (B) through a bona fide sale into the public market without registration effectuated pursuant to Rule 144 under the Securities Act or any other applicable exemption from registration, or (C) in connection with a merger, tender offer or exchange offer or other business combination or similar transaction or any change of control transaction involving the Company (such permitted Transfers, collectively, an “Excluded Transfer”).

(c) Legend. In addition to any legends required by applicable law, each certificate (if any) or book-entry position representing the Purchaser Shares held by the Investor Stockholders shall bear a legend substantially in the following form (or equivalent form for book-entry shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE IF PROHIBITED BY THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

Notwithstanding the foregoing, upon the request of the applicable Investor Stockholder, in connection with any Transfer of Purchaser Shares in accordance with the terms of this Agreement, the Company shall promptly cause the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer.

(d) Stop Transfer Instructions. The Investor Stockholders agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of Purchaser Shares except in compliance with the foregoing restrictions.

4. Standstill.

(a) Standstill Restriction. During the Standstill Period, (x) the Investor Stockholders (other than the CPPIB Stockholders) shall not, directly or indirectly, and (y) the Investor Stockholders (including, for clarity, the CPPIB Stockholders) shall cause their applicable Standstill Parties directly or indirectly not to, in each case without the prior written consent of, or waiver by, the Company:

(i) subject to Section 4(b), acquire, offer or seek to acquire or agree to acquire, by purchase or otherwise, any Purchaser Shares or direct or indirect rights to acquire any Purchaser Shares or any securities convertible into, or exercisable or exchangeable for, Purchaser Shares (unless such transaction is approved or affirmatively recommended by the Board);

(ii) offer, or seek to acquire, or participate in any acquisition of assets or business of the Company and its subsidiaries;

(iii) make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(iv) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Purchaser Shares or any securities convertible into, or exercisable or exchangeable for, Purchaser Shares, in each case not approved by the Board;

(v) otherwise act in concert with others to seek to control or influence the management or policies of the Company or its subsidiaries; provided that nothing in this Section 4(a) shall preclude any Investor Director from engaging in any activities in his or her capacity as such designated director or prohibit or restrict any Investor Stockholder from voting (including by written consent) in accordance with Section 5 (including voting on any Excluded Matter in its sole discretion);

(vi) make or participate in (or knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A as promulgated by the SEC), or otherwise knowingly advise or influence any Person with respect to the voting of any securities of the Company or its subsidiaries;

(vii) call or seek to call a meeting of stockholders of the Company or initiate a stockholder proposal or meeting agenda item for action of the Company’s stockholders, or, except as contemplated by Section 2, seek election or appointment to or to place a representative on the Board or seek the removal of any Director from the Board;

(viii) form, join, become a member or otherwise participate in a Group (other than with any of its Group Members or any other Investor Stockholder) with respect to the voting securities of the Company or any of its subsidiaries;

(ix) deposit any Purchaser Shares in a voting trust or similar contract or subject any Purchaser Shares to any voting agreement, pooling arrangement or similar arrangement or contract, or grant any proxy with respect to any Purchaser Shares (in each case, other than (A) in accordance with Section 5 or (B) otherwise to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company);

(x) publicly make any proposal or publicly disclose any plan, or cause or direct any of their directors, officers, employees or agents to publicly make any proposal or publicly disclose any plan on their behalf, inconsistent with the foregoing restrictions;

(xi) knowingly take any action or cause or direct any of their directors, officers, employees or agents to take any action on their behalf, that would reasonably be expected to require the Company or any of its subsidiaries to publicly disclose any of the foregoing actions or the possibility of a business combination, merger or other type of transaction or matter described in this Section 4(a);

(xii) knowingly advise, assist, arrange or otherwise enter into any discussions or arrangements with any third party in furtherance of any of the foregoing; or

(xiii) directly or indirectly, contest the validity of any provision of this Section 4(a) (including this subclause) (whether by legal action or otherwise).

(b) Standstill Exceptions. Notwithstanding anything herein to the contrary, the prohibitions in Section 4(a) shall not apply to the activities of the Investor Stockholders (to the extent prohibited by Section 4(a)) or any Standstill Party in connection with:

(i) acquisitions made as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended by the Board; or

(ii) acquisitions made in connection with a transaction or series of related transactions in which any of the Investor Stockholders or any of their Group Members acquires a previously unaffiliated business entity that Beneficially Owns Purchaser Shares or any securities convertible into, or exercisable or exchangeable for, Purchaser Shares, at the time of the consummation of such acquisition.

(c) Standstill Termination. Notwithstanding anything herein to the contrary, the prohibitions in Section 4(a) shall immediately terminate, and the Investor Stockholders (to the extent prohibited by Section 4(a)) and the Standstill Parties may engage in any of the activities specified in Section 4(a), in the event that:

(i) the Company publicly announces that it has entered into an agreement with any Person or Group which provides for (A) the acquisition by such Person or Group of more than fifty percent (50%) of the outstanding Purchaser Shares or all or a majority of the assets of the Company or (B) any merger, consolidation or similar business combination, including as a result of a stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, involving the Company and such Person or Group (each, a “Third Party Acquisition”);

(ii) the Board recommends that stockholders of the Company tender their shares or vote in favor of a Third Party Acquisition; or

(iii) any Person or Group (A) acquires Beneficial Ownership of more than fifty percent (50%) of the outstanding Purchaser Shares, (B) makes an offer which if fully subscribed would result in such Person or Group acquiring Beneficial Ownership of more than fifty percent (50%) of the outstanding Purchaser Shares, or (C) publicly announces an intention to engage in a Third Party Acquisition, and, in the case of clause (B) or (C), the Company does not, within ten (10) Business Days of public announcement thereof by such Person or Group, publicly oppose and/or recommend to its stockholders that they not accept such offer or support such Third Party Acquisition.

5. Voting Agreement.

(a) Voting. During the Significant Holder Period, the Investor Stockholders shall cause all of the Purchaser Shares that are Beneficially Owned by them or over which they have voting control to be voted at any meeting of the stockholders of the Company called for such purpose or in any action by written consent of the stockholders for such purpose:

(i) in favor of all those persons nominated and recommended to serve as directors of the Company by the Board or any applicable committee thereof; and

(ii) with respect to any other action, proposal or matter to be voted on by the stockholders of the Company, other than any Excluded Matter, in accordance with the recommendation of the Board or any applicable committee thereof (all such actions, proposals and matters under the foregoing clauses (i) and (ii), the “Company Proposals”).

(b) Proxy. During the Significant Holder Period, with respect to any Company Proposal that the Investor Stockholders are required to vote on in accordance with Section 5(a), each Investor Stockholder shall cause each Purchaser Share owned by it or over which it has voting control to be voted by completing the proxy forms distributed by the Company, and not by any other means. Each Investor Stockholder shall use its reasonable best efforts to deliver the completed proxy form to the Company no later than ten (10) Business Days prior to the date of such meeting of the Company’s stockholders. Upon the written request of the Company, each Investor Stockholder hereby agrees to use its reasonable best efforts to take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this Section 5. In furtherance of the foregoing (but limited, in each case, to the Company Proposals during the Significant Holder Period), in order to secure each Investor Stockholder’s obligation to vote its Purchaser Shares in accordance with Section 5(a), each Investor Stockholder irrevocably appoints the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution to (i) vote and exercise all voting, consent and similar rights of such Investor Stockholder with respect to any Company Proposals that the Investor Stockholders are required to vote on in accordance with Section 5(a), and (ii) execute and deliver on behalf of such Investor Stockholder all resolutions, consents and other instruments necessary or advisable in connection with any Company Proposals that the Investor Stockholders are required to vote on in accordance with Section 5(a), provided, that the Company may exercise the irrevocable proxy and power of attorney granted to it with respect to an Investor Stockholder pursuant to this Section 5(b) only at those times such Investor Stockholder has been provided notice of a Company Proposal that the Investor Stockholders are required to vote on in accordance with Section 5(a) and fails to comply with the provisions of this Section 5. The proxies and powers granted by each Investor Stockholder pursuant to this Section 5(b) are coupled with an interest and are given to secure the performance of each Investor Stockholder’s obligations and duties under this Section 5. Such proxies and powers shall be irrevocable with respect to each Investor Stockholder during the Significant Holder Period, and shall survive the bankruptcy or dissolution of such Investor Stockholder and the subsequent holders of its Purchaser Shares.

(c) Restrictions on Other Agreements. During the Significant Holder Period, no Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Purchaser Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Purchaser Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other stockholders of the Company that are not parties to this Agreement or otherwise).

6. Confidentiality. In furtherance of and not in limitation of any other similar agreement any of the Investor Stockholders or any of their Affiliates or their respective Representatives may have with the Company or its subsidiaries, each Investor Stockholder hereby agrees that (i) all Confidential Information with respect to the Company and its subsidiaries and its and their respective businesses, finances and operations shall be kept confidential by such Investor Stockholder and its Representatives and shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Agreement, and (ii) it shall not use any such Confidential Information for any purpose other than in connection with evaluating or reviewing its existing direct or indirect investment in the Company and its subsidiaries, including in connection with the disposition thereof. Any Confidential Information may be disclosed:

(a) by such Investor Stockholder to (i) each other Investor Stockholder, (ii) any of its Affiliates or (iii) its or their respective Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist the Investor Stockholder in evaluating or reviewing its existing direct or indirect investment in the Company and its subsidiaries, including in connection with the disposition thereof, and each such Affiliate or Representative of such Investor Stockholder shall be deemed to be bound by the provisions of this Section 6 and such Investor Stockholder shall be responsible for any breach of this Section 6 by any such Affiliate or Representative;

(b) by such Investor Stockholder or any of its Representatives to the extent the Company consents in writing;

(c) by such Investor Stockholder or any of its Representatives to a bona fide potential transferee (so long as such Transfer is permitted hereunder); provided, that such transferee agrees to be bound by the provisions of this Section 6 (or a confidentiality agreement with the Company having restrictions substantially similar to (and no less restrictive than) this Section 6) and such Investor Stockholder shall be responsible for any breach of this Section 6 (or such confidentiality agreement) by any such transferee; and

(d) by such Investor Stockholder or its Affiliates or its or their respective Representatives to the extent that such Investor Stockholder, Affiliate or Representative has received advice from its legal counsel (which may include internal legal counsel) that it is required to do so to comply with applicable law or legal process or any request by or from any Governmental Entity or the rules of any securities exchange; provided, that prior to making such disclosure, such Person uses its reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including (i) consulting with the Company regarding such disclosure and (ii) if requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that (a) such consultation and assistance shall not be required in the event of a general regulatory inquiry of an Investor Stockholder or its Affiliates or Representatives that is not targeted at the Confidential Information and (b) such Investor Stockholder, Affiliate or Representative uses its reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Entity or as is, based on the advice of its outside counsel, legally required or compelled.

7. Corporate Opportunities. Notwithstanding anything to the contrary herein:

(a) To the fullest extent permitted by applicable law, the Company, on behalf of itself and each of its subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Investor Stockholder, any of its Affiliates, any of the investment funds or vehicles associated with any Investor Stockholders or any of its Affiliates or any of the Investor Directors (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates; provided, that, the Company does not renounce any interest or expectancy it may have in any corporate (or analogous) or business opportunity that is expressly offered to such Investor Director solely in his or her capacity as a Director. In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Identified Person).

(b) The Company, on behalf of itself and each of its subsidiaries, (i) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company or any of its subsidiaries, and (ii) agrees that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) other than as specifically provided in this Agreement, none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company or any of its subsidiaries as if the Identified Persons were not a party to this Agreement, and (C) the Identified Persons are not and shall not be obligated to disclose to the Company or any of its subsidiaries any information related to their respective businesses or to refrain from or in any respect to be restricted in competing against the Company or any of its subsidiaries in any such business or as to any such opportunities.

(c) Nothing in this Section 7 shall be construed to limit or waive any right of the Company or any of its subsidiaries pursuant to any express written agreement between the Company and/or one or more of its subsidiaries, on the one hand, and any Identified Persons, on the other hand, or to abrogate or reduce any non-waivable fiduciary duties of any Investor Director under applicable law.

8. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to Transfers permitted under Section 3, the Investor Stockholders may not, directly or indirectly, assign any of their rights or delegate any of their obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the Company. Any purported direct or indirect assignment in violation of this Section 8(a) shall be void and of no force or effect.

(b) Effectiveness; Termination. This Agreement (other than this Section 8) shall not be effective until the date of the Closing. In the event the Share Purchase Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written agreement of the Company and the Investor Stockholders holding a majority of the Purchaser Shares then held by all Investor Stockholders to terminate this Agreement and (ii) such time following the Standstill Period as the Investor Stockholders no longer have the right to nominate any Investor Nominees hereunder; provided in each case that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by email or facsimile (provided in the case of email or facsimile, that a copy is delivered by another means specified in clauses (i) or (iii) herein), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to the Company, to:

Viasat, Inc.

6155 El Camino Real, Carlsbad, California 92009-1602

United States of America

Attention: Robert Blair and Paul Castor

Email: robert.blair@viasat.com and paul.castor@viasat.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Craig M. Garner

Email: craig.garner@lw.com

(ii) If to an Investor Stockholder, to the address set forth on the signature page hereto.

(d) Certain Interpretations.

(i) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(ii) The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.”

(iii) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Entire Agreement. This Agreement including any Schedules hereto: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and conditions, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that each of the Identified Persons and Related Parties are intended third party beneficiaries of Sections 7 and 8(o), respectively, and may directly enforce each of the covenants and agreements of the Company owed to such Person in such sections.

(f) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the Company and each of the Investor Stockholders; provided, however, that Schedule I to this Agreement may be amended at any time by the Company to add as a party hereto any Person that acquires any Purchaser Shares in compliance with the terms of this Agreement and executes a supplemental signature page; provided, further, that Schedule I to this Agreement shall be updated upon the Closing as provided herein to set forth the number of Purchaser Shares that each Investor Stockholder Beneficially Owns immediately following the Closing. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(h) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Specific Performance and Other Remedies.

(i) Specific Performance. The parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (and each party hereby waives any requirement for securing the posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(ii) Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(j) Fees and Expenses. Except as otherwise provided in the Share Purchase Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

(k) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction is vested exclusively in the U.S. federal courts, the United States District Court for the District of Delaware, and any appellate court from any thereof. Each party hereby irrevocably submits with regard to any such claim for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any claim relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(m) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(n) Acknowledgement. Each of the parties hereby acknowledges and agrees that the Investor Stockholders are acting independently of each other and nothing herein, or in the Share Purchase Agreement or any of the ancillary agreements to be entered into in connection therewith, shall be deemed to create any agreement, arrangement or understanding between or among any of the Apax Stockholders, CPPIB Stockholders, OTPP Stockholders and Warburg Stockholders. All agreements hereunder of the Apax Stockholders are between the Apax Stockholders and the Company, all agreements of the CPPIB Stockholders are between the CPPIB Stockholders and the Company, all agreements of the OTPP

Stockholders are between the OTPP Stockholders and the Company, and all agreements of the Warburg Stockholders are between the Warburg Stockholders and the Company.

(o) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain Investor Stockholders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto shall be had against any of the Investor Stockholders or any of their respective Affiliates, or any of the foregoing’s former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and collectively, the “Related Parties”), in each case, other than each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 8(o) shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under this Agreement.

(p) Several Obligations. Notwithstanding anything to the contrary herein, the obligations of each Investor Stockholder under this Agreement are several (and not joint or joint and several). No claim may be made against any Investor Stockholder in respect of any breach of this Agreement by any other Investor Stockholder.

(q) WP Transferee. If the WP Transferee is transferred, directly or indirectly, shares in Connect Topco Limited prior to the Closing, the Warburg Stockholders will cause the WP Transferee to, concurrently with such transfer, execute a joinder as contemplated by Section 3(a)(iii).

(r) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

VIASAT, INC.

By:	/s/ Keven Lippert
Name: Keven Lippert
Title:	Executive Vice President, Strategic Initiatives and Chief Commercial Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

TRITON LUXTOPHOLDING SARL

By:	/s/ Laurent Thailly

Name: Laurent Thailly
Title: Authorised signatory

Address:
33 Jermyn Street
London SW1Y 6DN
Attn: Gonzague de Lhoneux

Email: gonzague.delhoneux@apax.com

[Signature Page to Stockholders Agreement]

WP TRITON CO-INVEST, L.P.

By:	Warburg Pincus (Callisto-A) Global Growth (Cayman), L.P., its General Partner

By:	Warburg Pincus (Cayman) Global Growth GP, L.P., its General Partner

By:	Warburg Pincus (Cayman) Global Growth GP LLC, its General Partner

By:	Warburg Pincus Partners Ii (Cayman), L.P., its Managing Member

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its General Partner

By:	/s/ David Sreter
Name:	David Sreter
Title:	Authorised Signatory

Address:
c/o Warburg Pincus LLC 450 Lexington Avenue
New York, New York 10017

Email: notices@warburgpincus.com

[Signature Page to Stockholders Agreement]

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By:	/s/ Hafiz Lalani
Name: Hafiz Lalani
Title: Authorized Signatory

Address:
CPP Investment Board Private Holdings (4) Inc. One Queen Street East Suite 2500, P.O. Box 101
Toronto, Ontario M5C 2W5 Canada

Email: hlalani@cppib.com

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By:	/s/ Pascal Keutgens
Name: Pascal Keutgens
Title: Authorized Signatory

Address:
CPP Investment Board Private Holdings (4) Inc. One Queen Street East Suite 2500, P.O. Box 101
Toronto, Ontario M5C 2W5 Canada

Email: pkeutgens@cppib.com; legalnotices@cppib.com

[Signature Page to Stockholders Agreement]

2684343 ONTARIO LIMITED

By:	/s/ Eric Hargrave
Name:	Eric Hargrave
Title:	Authorised Signatory

Address:
5650 Yonge Street, Suite 1200 Toronto, Ontario
M2M 4H5 Canada

Email: eric.hargrave@otpp.com; law_emea@otpp.com

[Signature Page to Stockholders Agreement]

SCHEDULE I

INVESTOR STOCKHOLDERS

APAX STOCKHOLDERS:

Name	Initial Apax Shares
Triton LuxTopHolding SARL	[•]

CPPIB STOCKHOLDERS:

Name	Initial CPPIB Shares
CPP Investment Board Private Holdings (4) Inc.	[•]

OTPP STOCKHOLDERS:

Name	Initial OTPP Shares
2684343 Ontario Limited	[•]

WARBURG STOCKHOLDERS:

Name	Initial Warburg Shares
WP Triton Co-Invest, L.P.	[•]

SCHEDULE II

INITIAL INVESTOR DIRECTORS

1.

Such individual to be named by the Investor Directors and approved by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed) prior to Closing to serve as a Class III Director with an initial term expiring at the Company’s 2023 annual meeting of stockholders

2.	Andrew Sukawaty to serve as a Class I Director with an initial term expiring at the Company’s 2024 annual meeting of stockholders